Free Writing Prospectus
Filed Pursuant to Rule 433
Dated August 6, 2019
Registration Statement Nos. 333-228027 and 333-228027-03

*PXG DETAILS* $851.865mm Toyota Auto Receivables 2019-C Owner Trust (TAOT 2019-C)
Joint Leads: J.P. Morgan (struc), Credit Agricole and Mizuho
Co-Managers: Commerzbank, HSBC, UniCredit

CL	TOTAL SZ($MM)	OFFERED SZ($MM)	WAL	MDY/S	E.FIN	L.FIN	SPREAD	YLD%	CPN%	$PX
A-1	322.000	N/A	0.25	**RETAINED**	02/20	11/20	N/A
A-2a	264.000	250.800	1.02	Aaa/AAA	03/21	04/22	EDSF+20	2.013	2.00	99.99535
A-2b	158.000	150.100	1.02	Aaa/AAA	03/21	04/22	1mL +20			100.00000
A-3	369.000	350.550	2.20	Aaa/AAA	08/22	09/23	IntS+33	1.918	1.91	99.99918
A-4	105.700	100.415	3.35	Aaa/AAA	03/23	11/24	IntS+39	1.888	1.88	99.99800
B	31.300	N/A	3.59	**RETAINED**	03/23	03/26	N/A

Expected Settle	:	08/14/19	Registration	:	SEC Registered
First Pay Date	:	09/16/19	ERISA	:	Yes
Expected Ratings	:	Moody's, S&P	Pxing Speed	:	1.3 ABS to 5% Call
Ticker	:	TAOT 2019-C	Min Denoms	:	$1k x $1k
Expected Pricing	:	PRICED	Bill & Deliver	:	J.P. Morgan
ABS-15G Filing	:	Mon, 07/29

CUSIPs:	A-2a	89238UAB6	Available Information:
	A-2b	89238UAC4	* Preliminary Prospectus: Attached
	A-3	89238UAD2	* Ratings FWP: Attached
	A-4	89238UAE0	* IntexNet/CDI: Separate Message

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The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-408-1016 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com.